AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2009

San Juan, Puerto Rico, November 20, 2009 – EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the third quarter ended September 30, 2009.

Net Income

EuroBancshares reported a net loss of $7.4 million, or $(0.38) per diluted share, for the quarter ended September 30, 2009, compared with a net loss of $11.6 million, or $(0.60) per diluted share, and a net loss of $788,000, or $(0.05) per diluted share, for the quarters ended June 30, 2009 and September 30, 2008, respectively.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “Like many of our peers, both nationally and locally on the Island, we continue experiencing deterioration in our asset quality that can be attributed primarily to the prolonged downturn in the national and local economies.  Nevertheless, we continue to make significant strides to address these challenges and we remain committed to our strategy of aggressively responding to problem assets.”

Financial results for the quarter ended September 30, 2009, when compared to the quarter ended June 30, 2009, were mainly driven by the following:

(i)	a $1.2 million decrease in net interest income;

(ii)	a $4.9 million increase in our provision for loan and lease losses;

(iii)
a $9.0 million increase in total non-interest income mainly due to the net effect of a $5.9 million increase in the gain on sale of securities and a $2.4 million reduction in the other-than-temporary impairment adjustment in the investment portfolio;

(iv)	a $1.9 million decrease in insurance expense mainly related to the one-time FDIC’s special insurance assessment recorded during the previous quarter; and

(v)	the recording of a $1.9 million income tax benefit during the quarter ended September 30, 2009, compared to a $2.6 million income tax benefit recorded during the previous quarter, as discussed below.

Net Interest Income

Total interest income amounted to $31.6 million for the third quarter of 2009, compared to $33.3 million for the previous quarter and $40.2 million for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, total interest income was $101.1 million, compared to $123.2 million for the same period in 2008.  These decreases in total interest income were mainly driven by the combined effect of decreased loan yields resulting primarily from interest rate cuts of 175 basis points during the fourth quarter of 2008, particularly in the yield on our commercial and construction loan with variable rates as well as the yield on recently originated loans in a lower interest rate environment, accompanied by lower average balances on interest-earning assets, primarily loans, and the effect caused by the increase in nonaccrual loans, as further explained below.

For the quarter and nine months ended September 30, 2009, the average interest yield on a fully taxable equivalent basis earned on net loans was 5.46% and 5.55%, respectively, compared to 5.47% for the previous quarter and 6.51% and 6.72% for the same periods in 2008.  Average net loans amounted to $1.646 billion and $1.691 billion for the quarter and nine months ended September 30, 2009, compared to $1.693 billion for the previous quarter, and $1.795 billion and $1.816 billion for the same periods in 2008.  Average interest yield on a fully taxable equivalent basis earned on investments was 6.72% for the quarter ended September 30, 2009, compared to 7.15% and 7.37% for the quarters ended June 30, 2009 and September 30, 2008, respectively, while it decreased to 7.03% for the nine-month periods ended September 30, 2009, from 7.23% for the same period in 2008.  Average investments amounted to $718.2 million and $779.4 million for the quarter and nine months ended September 30, 2009, compared to $758.5 million for the previous quarter, and $825.4 million and $801.1 million for the same periods in 2008.

Nonaccrual loans amounted to $174.2 million, $162.4 million and $92.3 million as of September 30, 2009, June 30, 2009 and September 30, 2008, respectively.  The increase in nonaccrual loans has adversely impacted our net interest spread and net interest margin.  If these loans had been accruing interest during the quarter and nine months ended September 30, 2009, the additional interest income realized would have been approximately $3.6 million and $8.3 million, respectively, compared to $2.4 million during the previous quarter, and $1.6 million and $5.0 million during the same periods in 2008.

For the quarter and nine months ended September 30, 2009, our total interest expense amounted to $21.0 million and $64.8 million, respectively, compared to $21.6 million for the previous quarter, and $24.5 million and $77.5 million for the same periods in 2008.  The decrease in total interest expense during the quarter ended September 30, 2009 when compared to the previous quarter resulted mainly from lower average balances on interest-bearing liabilities.  On a linked- quarter and year-to-date basis, the decreases resulted mainly from the net effect of a re-pricing in all deposit categories and other borrowings under a lower interest rate environment; and a net increase in average interest-bearing liabilities.  For the quarter and nine months ended September 30, 2009, the average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 3.64% and 3.74%, respectively, from 3.70% for the previous quarter, and 4.43% and 4.71% for the same periods in 2008.  During the quarter and nine months ended September 30, 2009, average interest-bearing liabilities amounted to $2.537 billion and $2.538 billion, respectively, compared to $2.558 billion for the previous quarter, and $2.494 billion and $2.473 billion for the same periods in 2008.

For the third quarter of 2009, net interest margin and net interest spread on a fully taxable equivalent basis was 1.74% and 1.55%, respectively, compared to 1.97% and 1.76% for the previous quarter, and 2.57% and 2.26% for the quarter ended September 30, 2008.  Net interest margin and net interest spread on a fully taxable equivalent basis was 2.02% and 1.82% for the nine-month period ended September 30, 2009, respectively, compared to 2.44% and 2.08% for the same period in 2008.

The decrease in net interest margin and net interest spread on a fully taxable equivalent basis during the third quarter of 2009 when compared to the previous quarter was mainly caused by the reduction in the interest yield on average earning assets, for the reasons previously mentioned, which outpaced the reduction in the interest rate paid caused by lower average balances on interest-bearing liabilities.  On a linked-quarter basis, the decrease was mainly caused by the reduction in the interest yield on average earning assets, as previously mentioned, accompanied by the reduction in the interest rate paid on average interest-bearing liabilities, and the effect on the fully taxable equivalent margin and spread caused by the special income tax of 5% imposed by the Puerto Rico Act No. 7 on the net income of international banking entities, as discussed further in the Income Tax Expense section of this document.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter and nine months ended September 30, 2009 was $17.6 million and $36.0 million, respectively, or 122.58% and 113.68% of net charge-offs, compared to $8.0 million and $25.8 million, or 177.61% and 127.13% of net charge-offs, for the same periods in 2008.  For the quarter ended June 30, 2009, the provision for loan and lease losses amounted to $12.7 million, representing 136.28% of net charge-offs.

The increase of $4.9 million in the provision for loan and lease losses during the quarter ended September 30, 2009 when compared to the previous quarter was mainly concentrated in general and specific allowances on our commercial and construction loan portfolios, required because of the continued distressed economic conditions, decreases in property values and low demand on certain areas.

The evaluation of the provision for loan losses also takes into consideration non-performing loan levels. Non-performing loans amounted to $206.9 million as of September 30, 2009, compared to $196.1 million as of June 30, 2009.  This increase was mainly concentrated in a commercial business relationship secured by real estate that was placed in nonaccrual status in the third quarter of 2009 and which was analyzed under FASB ASC 310-10-35 and the required specific allowance was established.

The provision for loan and lease losses is part of the continuous evaluation of the allowance for loans and lease losses.  The periodic evaluation of the allowance for loan and lease losses considers the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions.  More details are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

During the third quarter of 2009, non-interest income amounted to $11.9 million for the quarter ended September 30, 2009, compared to $2.8 million in the previous quarter.  This increase was mainly due to the combined effect of:

(i)
a $9.4 million gain on sale of securities resulting from the sale of $252.7 million in investment securities sold during the third quarter of 2009, compared to a $3.5 million gain on sale of securities resulting from the sale of $88.6 million in investment securities sold during the previous quarter;

(ii)
a $251,000 other-than-temporary impairment adjustment in the investment portfolio recorded during the quarter ended September 30, 2009, compared to a $2.7 million other-than-temporary impairment adjustment in the investment portfolio recorded during the previous quarter.  This decrease was due to $2.6 million OTTI adjustment on a single non-rated Trust Preferred Stock (“TPS”) we recorded in the previous quarter.  As of September 30, 2009, we did not have any other TPS in our investment portfolio; and

(iii)	a $361,000 gain on sale of $15.7 million of lease financing contracts during the third quarter of 2009. No lease financing contracts were sold during the second quarter of 2009.

Non-interest income for the quarter and nine months ended September 30, 2009 was $11.9 million and $20.6 million, respectively, compared to $2.4 million and $9.3 million for the same periods in 2008.  These increases were mainly due to the net effect of:

(i)
a $17.0 million year-to-date gain on sale of securities resulting from the sale of $448.6 million in investment securities, of which, $252.7 million were sold during the third quarter of 2009 resulting in a $9.4 million gain on sale of securities;

(ii)	a $251,000 and $3.7 million other-than-temporary impairment adjustments in the investment portfolio for the quarter and nine months ended September 30, 2009, respectively;

(iii)
a $136,000 and $1.6 million decrease in service charges for the quarter and nine months ended September 30, 2009, respectively, mainly due to a $220,000 and $864,000 net reduction in non-sufficient funds and overdraft charges during these periods, respectively, primarily resulting from a decrease in the average balance of overdrawn accounts; and the recording of one-time $233,000 and $596,000 in income from the partial redemption of Visa, Inc. shares of stock recorded during the third quarter of 2009 and the second quarter of 2008, respectively; and

(iv)
a $198,000 decrease in gain on sale of loans for the nine months ended September 30, 2009, mainly resulting from a $1.1 million gain on sale of $35.3 million of lease financing contracts during the first and third quarter of 2009, compared to a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

Non-Interest Expense

During the third quarter of 2009, non-interest expense amounted to $14.1 million, compared to $16.1 million for the quarter ended June 30, 2009.  Such decrease was mainly due to the effect of a $1.9 million decrease in insurance expense, mainly related to the $1.3 million one-time FDIC special assessment recorded during the second quarter of 2009.

Non-interest expense for the quarter and nine months ended September 30, 2009 amounted to $14.1 million and $42.7 million, respectively, compared to $13.5 million and $39.4 million for the same periods in 2008.  This increase in non-interest expense was mainly due to the net effect of:

(i)
a $1.5 million and $5.8 million increase in insurance expense for the quarter and nine months ended September 30, 2009, respectively, mainly related to the new FDIC quarterly assessment, including a $1.3 million one-time FDIC special assessment recorded during the second quarter of 2009, as previously mentioned;

(ii)
a $539,000 and $1.9 million decrease in salaries for the quarter and nine months ended September 30, 2009, respectively, resulting from a $838,000 and $3.4 million decrease in salaries and employee benefits, respectively, primarily related to a reduction in personnel, a reduction strategy in an effort to control expenses, and decreased bonus expenses, partially off-set by a $299,000 and $1.4 million decrease in deferred loan origination costs, respectively, because of a reduction in loan originations;

(iii)
a $762,000 and $1.5 million increase in professional services, respectively, mainly due to the combined effect of: a $624,000 and $1.3 million increase in professional fees, respectively, primarily related to a BSA regulatory compliance consulting services and other management consulting services; and a $133,000 and $400,000 increase in legal fees, respectively, mainly related to legal collection proceedings resulting from the deterioration in our asset quality;

(iv)
a decrease of $314,000 and $976,000 in occupancy and equipment expenses for the quarter and nine months ended September 30, 2009, respectively, mainly related to a $265,000 and $760,000 decrease in repairs, maintenance, telephone, utilities and security expenses, respectively, and a $45,000 and $131,000 decrease in mileage and car expenses, respectively, mainly attributable to operational efficiencies and a cost reduction strategy, as previously mentioned; net of a $57,000 and $181,000 increase in property tax caused by the combined effect of a temporary new special tax and the growth of our other real estate assets; and

(v)
a decrease of $709,000 and $715,000 in other expenses for the quarter and nine months ended September 30, 2009, respectively, mainly due to the net effect of an increase in the quarterly valuation process of our other real estate property and other assets and a reduction in servicing fees.

Although customer convenience remains a key component to our customer relations strategy, we continually evaluate the effectiveness and viability of our individual branch locations and have taken steps to close three underperforming branch locations by the end of 2009.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries.  Our revenues are generally not subject to U.S. federal income tax; with the exception of interest income from interest earning deposits in the United States that are not considered portfolio interest.

On March 9, 2009, the governor of Puerto Rico signed into law Act No. 7 (the “Act No. 7”), also known as Special Act Declaring a Fiscal Emergency Status to Save the Credit of Puerto Rico, which amended several sections of the Puerto Rico’s Internal Revenue Code (the “Code”).  Act No. 7 amended various income, property, excise, and sales and use tax provision of the Code.  Under the provisions of Act No. 7, corporations, among other taxpayers, with adjusted gross income of $100,000 or more, will be subject to surtax of 5% on the total tax determined (not on the taxable income).  In addition, Act No. 7 imposes a special income tax of 5% on the net income of International Banking Entities ("IBE"), among a group of exempt taxpayers.  Both, the 5% surtax and the special income tax rate of 5% are applicable for taxable years commencing after December 31, 2008 and prior January 1, 2012.  Act No. 7 also revamps the alternative basic tax provisions of the Code.  Under the revised version, our dividends, generally subject to a maximum 10% preferential rate tax, may now be subject to an effective tax of 20% in the case of individuals with income (computed with certain addition of exempt income and income subject to preferential rates) in excess of $175,000, or 15% if such income is over $125,000.  Act No. 7 provides for several additional changes to the Code, which the Company believes will have an inconsequential financial impact or are not applicable since these are related to individuals taxpayers.

For the quarter and nine months ended September 30, 2009, we recorded an income tax benefit of $1.9 million and $5.7 million, respectively, compared to an income tax benefit of $2.5 million and $6.6 million for the same periods in 2008.  Our income tax provision for the quarter and nine months ended September 30, 2009 resulted mainly from the net effect of: (i) a deferred tax expense of $1.1 million and a deferred tax benefit of $3.1 million, respectively;  (ii) a current tax expense of $567,000 and $1.6 million, respectively; and (iii) an income tax benefit of $3.5 million and $4.2 million, respectively, for the year-to-date effective tax rate adjustment recorded in accordance with FASB ASC 740-270, “Income Taxes – Interim Reporting,” which requires that an estimated annual effective tax rate be used to determine the interim period income tax provision or benefit.

Our current income tax expense for the quarter and nine months ended September 30, 2009 increased to $567,000 and $1.6 million, respectively, from $2,000 and $12,000 for the same periods in 2008, respectively. Increases in our current income tax expense during the quarter and nine months ended September 30, 2009 were mainly due to the new special tax of 5% on IBE net income which amounted to approximately $518,000 and $1.5 million, respectively. Other current income tax expense is related to nonbanking subsidiaries and federal income tax related to interest income on interest earning deposits in the United States.  There is no current tax expense related to the bank subsidiary operations in Puerto Rico during the quarter and nine months periods ended September 30, 2009 and 2008, since the results of operations reported on this activity included a taxable loss net of exempt income.

We recorded a deferred tax expense for the quarter ended September 30, 2009 of $1.1 million compared to $2.3 million deferred tax benefit for the third quarter of 2008.  Deferred tax benefit for the nine-month period ended September 30, 2009 decreased to $3.1 million, from $6.3 million for the same period in 2008.  The changes in our deferred tax provision during the quarter and nine months ended September 30, 2009 were mainly due to the net effect of: (i) a $14.5  million year-to-date increase in the net deferred tax asset related to the net operating loss (“NOL”) carryforward from the taxable loss in our banking subsidiary; (ii) a year-to-date increase of $2.0 million in the other net deferred tax assets primarily from an increase in our allowance for loan and lease losses combined with a decrease in the deferred tax liability related to deferred costs on loans and leases; and (iii) a $13.2 million valuation allowance recorded to account for the net deferred tax assets’ portion for which it was more likely than not that a tax benefit would not be realized in accordance with FASB ASC 740, “Income Taxes.”

As of September 30, 2009, we had net deferred tax assets of $27.8 million, compared to $23.8 million as of December 31, 2008.  This increase in our net deferred tax assets was mainly attributable to the net effect of: (i) an increase in the NOL carryforward of our banking subsidiary; (ii) an increase in our allowance for loan and lease losses; (iii) an increase in other net deferred tax assets, primarily from a decrease in the deferred tax liability related to deferred costs on loans and leases; (iv) an increase in deferred tax assets related to the net unrealized loss recognized in other comprehensive income; and (v) a valuation allowance on the net deferred tax assets’ portion for which it was more likely than not that a tax benefit would not be realized, as previously mentioned.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax assets; projected future taxable income; our compliance with the FASB ASC 740, “Income Taxes;” and tax planning strategies in making this assessment.  We believe it is more likely than not that the benefits of the carrying net amount of these deductible differences as of September 30, 2009 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets decreased to $2.807 billion as of September 30, 2009, from $2.860 billion as of December 31, 2008.  This decrease was mainly due to the net effect of:

(i)
a net increase of $166.4 million in cash and cash equivalents, mainly resulting from the net effect of: the sale of securities, prepayments of principal in our investment and loans portfolios, increase in deposits, and repayment of other borrowings;

(ii)	a $73.3 million decrease in our investment securities portfolio, as explained further below;

(iii)
a decrease of $151.4 million in net loans, including the $35.3 million sale of lease financing contracts during the nine months ended September 30, 2009, as previously mentioned, and a $42.5 million and $24.7 million decrease in commercial and construction loans, respectively, as explained further in the Loans section below; and

(iv)
a $11.3 million increase in other assets, mainly concentrated in a $4.0 million increase in deferred tax assets, as previously explained and a $5.2 million increase in other real estate owned, as explained further in the Asset Quality and Delinquency section below.

Investments

During the first nine months of 2009, the investment portfolio decreased by approximately $73.3 million to $825.4 million from $898.7 million as of December 31, 2008.  This decrease was primarily due to the net effect of:

(i)
the sale of $448.6 million in FHLMCs, FNMAs, GNMAs, a private label mortgage-backed security and FHLB Notes, which were replaced with the purchase of $466.0 million in GNMA mortgage-backed securities, $50.0 million in FFCB obligations; $34.1 million in a private label mortgage-backed security, $15.0 million in a US Treasury Bill, and $25.0 million in FHLB obligations;

(ii)	prepayments of approximately $182.3 million on mortgage-backed securities and FHLB obligations;

(iii)	$16.9 million in FHLB obligations, $12.2 million in private label mortgage-backed securities, and a $5.0 million Corporate Note that were called-back or matured during the period;

(iv)	the increase of $11.6 million in the premium of purchases of securities and the net amortization of discount/premiums;

(v)	the reduction of $3.9 million in FHLB stocks;

(vi)	a $3.7 million other than temporary impairment adjustment in the investment portfolio, as previously mentioned in the Non-interest Income section of this document; and

(vii)	a $1.5 million increase in the in the unrealized loss of securities available for sale, from $12.4 million as of December 31, 2008 to $13.9 million as of September 30, 2009.

During the nine months ended September 30, 2009, we have restructured our investment portfolio by selling approximately $239.9 million in FNMA CMO and MBS with an aggregate estimated average life of 3.4 years and an aggregate estimated average yield of 5.16%; $136.1 million in FHLMC CMO and MBS with an aggregate estimated average life of 2.2 years and an aggregate estimated average yield of 5.43%; $58.6 million in GNMAs CMOs and MBS with an aggregate estimated average life of 2.7 years and an aggregate estimated average yield of  4.81%; $6.3 million in a private label mortgage-backed security with an aggregate estimated average life of 8.8 years and an aggregate estimated average yield of 5.81%; and $7.6 million in FHLB obligations with an aggregate estimated average life of 1.3 years and an aggregate estimated average yield of 4.89%.  The sale of these securities resulted in a $9.4 million and $17.0 million gain for the quarter and nine months ended September 30, 2009, respectively.

As part of the securities sold, during the quarter ended September 30, 2009, we sold $92.7 million in U.S. agency debt securities and mortgage-backed securities that were previously classified as held to maturity, resulting in a net gain of approximately $3.4 million.  These securities were classified as held to maturity when acquired because management’s intention was to keep them in the investment portfolio until their maturity date.  However, we decided to sell these securities to augment our regulatory capital, which will support our continuing efforts to comply with the regulatory capital requirements of our order of cease and desist issued by the FDIC and the Puerto Rico Office of the Commissioner of Financial Institutions. We consider that this is an isolated, nonrecurring, and unusual event that could not have been reasonably anticipated and that was primarily caused by a significant increase in capital requirements by the regulatory agencies, as previously mentioned.  Consequent to the aforementioned transaction, we reclassified the remaining balance of $13.3 million in held to maturity securities to the available for sale investment portfolio. This reclassification required us to record $1.1 million in other comprehensive income, representing the difference between the securities amortized cost and their fair value.  For more information on our capital requirements, please refer to the Regulatory Capital Category caption in the Recent Developments section of this document.

The proceeds of these sales were used to purchase approximately $466.0 million in GNMAs CMOs and MBS with an aggregate estimated average life of 5.3 years and an aggregate estimated average yield of 3.95%; $50.0 million in Federal Farm Credit Bond with an estimated average life of 2.5 years and an aggregate estimated average yield of 1.95%; $34.1 million in private label mortgage-backed securities with an estimated average life of approximately 2.4 years and an estimated average yield of 10.6%; $25.0 million in FHLB obligations with an estimated average life of 2.5 years and an estimated average yield of 1.84%; and $15.0 million in a two-days US Treasury Bill.  The private labels purchased are mortgage-backed securities rated AAA with the support of super senior tranches and a “Credit Enhancement Plus” structure, which purpose is to mitigate some of the regulatory risk associated with possible rating downgrades.

For the first nine month ended September 30, 2009, after the above-mentioned transactions, the estimated average maturity of our investment portfolio was approximately 4.0 years and the estimated average yield was approximately 4.5%, compared to an estimated average maturity of 5.7 years and an average yield of 5.2% for the year ended December 31, 2008.  These transactions did not only increase our capital through the gain, but also serve to stabilize our regulatory risk-based capital levels as the GNMA MBS acquired have 0% risk-based capital weight when compared to 20% on the MBS sold.

We adopted FASB ASC 320-10-35, “Investments – Debt and Equity Securities – Overall – Subsequent Measurement,” which establishes guidance for determining whether impairment is other-than-temporary for debt securities, and FASB ASC 820, “Fair Value Measurement and Disclosures.”

The FASB ASC 320-10-35 requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, as defined by FASB ASC 320-10-35, while impairment related to other factors is recognized in other comprehensive income.  Additionally, FASB ASC 320-10-35 expands and increases the frequency of existing disclosures about other-than-temporary impairments (“OTTI”) for debt and equity securities.

The FASB ASC 820 emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.  The FASB ASC 820 provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity.  In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value.  The FASB ASC 820 also requires increased disclosures.

Adoption of FASB ASC 320-10-35 resulted in $251,000 and $3.7 million in OTTI recognized in earnings for the quarter and nine months ended September 30, 2009, respectively, as discussed further below.  Adoption of FASB ASC 820 did not have a financial impact, other than additional disclosures.

With the assistance of a third party provider, we reviewed the investment portfolio as of September 30, 2009 using cash flow and valuation models and considering the provisions of FASB ASC 320-10-35, for applicable securities.  During the review, we identified securities with characteristics that warranted a more detailed analysis, as follows:

(i)
One security for $3.0 million of original par value and a current market value of $30,000 was a non-rated Trust Preferred Stock (“TPS”).  During the third quarter of 2009, we recognized a $30,000 OTTI on this security due to the deterioration of the credit quality.  At June 30, 2009, we had already recognized a $2,970,000 OTTI on this security due to the deterioration of the credit quality.

(ii)
Fifty private label MBS amounting to $197.7 million that have mixed credit ratings or other special characteristics.  For each one of the private label MBS, we reviewed the collateral performance and considered the impact of current economic trends.  These analyses were performed taking into consideration current U.S. market conditions and trends and the present value of the forward projected cash flows.  Some of the analysis performed to the mixed credit ratings mortgage-backed securities included:

a.	the calculation of their coverage ratios;

b.	current credit support;

c.	total delinquency over sixty days;

d.	average loan-to-values;

e.
projected defaults considering a conservative downside scenario of an additional 5% annual reduction in Housing Price Index values through approximately September 2011; a mortgage loan Conditional Prepayment Rate ("CPR") speed considering the average for the last three months for each security;

f.	projected total future deal loss based on the previous conservative assumptions;

g.	excess credit support protection;

h.	projected tranche dollar loss; and

i.	projected tranche percentage loss, if any, and economic value.

Based on this assessment, for the quarter ended September 30, 2009, we estimated a $221,000 OTTI due to the apparent deterioration of the credit quality over private label MBS.  For the six months ended June 30, 2009, we had already recognized a $513,000 OTTI on private label MBS due to the apparent deterioration of their credit quality.

Loans

Total loans, net of unearned interest, decreased by $148.8 million, or 11.12% on an annualized basis, to $1.635 billion as of September 30, 2009, from $1.784 billion as of December 31, 2008.  This decrease was mainly due to the net effect of:

(i)	a $82.5 million, or 41.12% annualized decrease in lease financing contracts from $267.3 million as of December 31, 2008 to $184.9 million as of September 30, 2009;

(ii)	a $42.5 million, or 5.08% annualized decrease in commercial loans, from $1.115 billion as of December 31, 2008 to $1.072 billion as of September 30, 2009; and

(iii)	a $24.7 million, or 14.95% annualized decrease in construction loans, from $220.6 million as of December 31, 2008 to $195.8 million as of September 30, 2009.

The decrease of $82.5 million in our leasing portfolio includes $35.3 million in lease financing contracts we sold during the nine months ended September 30, 2009, as previously mentioned.  Occasionally, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold.  The rest of the decrease resulted mainly from repayments, which, because of our decision to strategically pare back our automobile leasing business upon the continued economic distress, has generally exceeded originations.

In our commercial loans portfolio, the $42.5 million decrease resulted from a $58.6 million decrease in other commercial loans, net of a $16.1 million increase in commercial loans secured by real estate.  The current economic environment has required us to continue strengthening our credit risk assessment and collection processes.  As a result, together with the cautiousness exercised by customers, we have experienced a reduction in the volume of loan originations, contributing to the overall decline in our commercial loan portfolio.  Commercial loans secured by real estate amounted to $867.6 million as of September 30, 2009, or 80.91% of total commercial loans.

The $24.7 million decrease in construction loans resulted mainly from the combined effect of $10.1 million in year-to-date net charge-offs on this portfolio and the conversion into a commercial loan of a $16.4 million single commercial construction loan, which construction was completed during the third quarter of 2009.  Our construction loans are primarily related to the construction of residential multi-family projects that, although private, most are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property.

Asset Quality and Delinquency

Non-performing assets consist of loans and leases in nonaccrual status, loans 90 days or more past due and still accruing interest, OREO, and other repossessed assets.  As of September 30, 2009, non-performing assets amounted to $223.2 million, compared to $208.8 million and $177.4 million as of June 30, 2009 and December 31, 2008, respectively.  The following table sets forth the amount of nonperforming assets as of the dates indicated.

(Dollars in thousands) Unaudited	For the periods ended
	September 30,	June 30,	December 31,
	2009	2009	2008
Loans contractually past due 90 days or
more but still accruing interest
Commercial real estate secured	$5,589	$9,076	$2,135
Other commercial and industrial(1)	5,151	4,364	6,323
Construction	5,840	-	930
Residential mortgage	11,426	14,569	8,476
Leasing	3,356	3,938	3,290
Consumer	893	1,361	1,058
Other loans(2)	377	352	378
Total loans 90 DPD still accruing	32,632	33,660	22,590
Nonaccrual loans
Commercial real estate secured	33,015	17,532	38,584
Other commercial and industrial(1)	69,764	71,387	54,873
Construction	61,713	67,296	41,054
Residential mortgage	3,422	542	197
Leasing	4,941	4,499	4,886
Consumer	1,375	1,190	1,710
Total nonaccrual loans	174,230	162,446	141,304
Total nonperforming loans	206,862	196,106	163,894
Repossessed property:
Other real estate	13,910	10,266	8,759
Other repossesed assets	2,378	2,456	4,747
Total repossessed property	16,288	12,722	13,506
Total nonperforming assets	$223,150	$208,828	$177,400

Nonperforming loans to total loans	12.65%	11.48%	9.19%
Nonperforming assets to total loans plus
repossessed property	13.51	12.13	9.87
Nonperforming assets to total assets	7.95	7.63	6.20

(1)	Includes real estate commercial loans with loan-to-values over 80%.

(2)	Other loans are comprised of overdrawn deposit accounts.

Nonperforming Loans and Leases

Although loans over 90 days past due and still accruing interest remained relatively stable when comparing the quarter ended September 30, 2009 with the previous quarter, changes include: a $5.8 million construction loan that entered into this delinquency category during the quarter; a decrease of $3.1 million and $2.7 million in mortgage and commercial loans, respectively, most of which were placed in nonaccrual status during the quarter ended September 30, 2009.

Changes in nonaccrual loans during the quarter ended September 30, 2009 when compared to the previous quarter included: a $13.9 million increase in commercial loans, primarily concentrated in three business relationships secured by real estate; a $5.6 million decrease in construction loans, in part related to two construction loans for which a total $5.4 million partial charge-off was recorded during the quarter, as explained below; and a $2.9 million increase in mortgage loans, most of which were over 90 days past due at the end of the previous quarter.

These increases in non-performing loans and leases are mainly a reflection of the continued distressed economic conditions, as previously mentioned.  The continued slow-down in sales on residential housing projects, weakened retail business and downward pressures on rents continued to adversely impact our commercial and construction loan portfolios.  Commercial and construction loans primarily responsible for these increases were analyzed under FASB ASC 310-10-35 and, accordingly, corresponding specific allowances established.

Repossessed Assets

As of September 30, 2009, repossessed assets amounted to $16.3 million, compared to $12.7 million and $13.5 million as of June 30, 2009 and December 31, 2008, respectively.  The increase in repossessed assets during the third quarter of 2009 when compared to the previous quarter was mainly attributable to the net effect of:

(i)
a $3.6 million increase in OREO resulting from the net effect of the sale of two properties, the foreclosure of six properties, and a $193,000 increase in the valuation allowance to account for the decline in value of our OREO inventory.  Our OREO inventory amounted to $13.9 million and $10.3 million as of September 30, 2009 and June 30, 2009, respectively.

(ii)
a $78,000 decrease in other repossessed assets.  During the quarter ended September 30, 2009, we sold 257 vehicles and repossessed 281 vehicles, increasing our inventory of repossessed vehicles to 179 units as of September 30, 2009, from 155 units as of June 30, 2009.  Our inventory of repossessed vehicles amounted to $2.0 million as of September 30, 2009, compared to $1.8 million as of June 30, 2009.  During the same period, we repossessed 3 boats and sold 2 boats, increasing our inventory of repossessed boats to 8 units as of September 30, 2009, from 7 units as of June 30, 2009.  As of September 30, 2009, our inventory of repossessed boats amounted to $401,000, compared to $589,000 as of June 30, 2009.

Net Charge-Offs

Annualized net charge-offs as a percentage of average loans amounted to 3.40% and 2.44% for the quarter and nine months ended September 30, 2009, respectively, compared to 2.15% for the previous quarter, and 1.89% and 1.57% for the quarter and year ended December 31, 2008. The following table sets forth the amount of net charge-offs as of the dates indicated.

(Dollars in thousands) Unaudited
	Quarter Ended				Year Ended
	September 30,	June 30,	March 31,	December 31,	December 31,
	2009	2009	2009	2008	2008
Charge-offs:
Real estate - secured	$3,965	$3,450	$683	$1,547	$8,166
Real estate - construction	5,908	1,216	2,965	582	582
Other commercial and industrial	2,044	2,156	704	3,363	7,461
Consumer	405	707	992	496	2,129
Leases financing contracts	2,708	2,340	3,098	3,086	12,508
Other	57	52	38	14	268
Total charge-offs	15,087	9,921	8,480	9,088	31,114

Recoveries:
Real estate - secured	$55	$1	$-	$1	$21
Real estate - construction	-	-	-	-	-
Other commercial and industrial	159	112	42	70	737
Consumer	35	52	87	99	322
Leases financing contracts	488	429	369	399	1,213
Other	2	3	-	1	9
Total recoveries	739	597	498	570	2,302

Net charge-offs:
Real estate - secured	$3,910	$3,449	$683	$1,546	$8,145
Real estate - construction	5,908	1,216	2,965	582	582
Other commercial and industrial	1,885	2,044	662	3,293	6,724
Consumer	370	655	905	397	1,807
Leases financing contracts	2,220	1,911	2,729	2,687	11,295
Other	55	49	38	13	259
Total net charge-offs	$14,348	$9,324	$7,982	$8,518	$28,812

Net charge-offs to average loans:(1)
Real estate - secured	1.57%	1.39%	0.28%	0.63%	0.85%
Real estate - construction	10.59	2.09	5.28	1.10	0.27
Other commercial and industrial	3.56	3.46	1.03	4.84	2.30
Consumer	3.30	5.62	7.42	3.13	3.38
Leases financing contracts	4.28	3.42	4.20	3.87	3.57
Other	13.27	9.90	7.08	2.06	5.59
Total net charge-offs to average loans	3.40%	2.15%	1.80%	1.89%	1.57%

(1)	Ratios are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year or in subsequent periods.

The increase in net charge-offs during the quarter ended September 30, 2009 when compared to the previous quarter was mainly attributable to two construction loans, which were allocated with specific allowance for loan and lease losses during previous quarters.

Other Asset Qualitative Information

As of September 30, 2009, June 30, 2009 and December 31, 2008, we had troubled debt restructured loans, as defined in FASB ASC 310-40, “Receivables – Troubled Debt Restructurings by Creditors,” amounting to $98.3 million, $78.3 million and $34.0 million, respectively.  As of those same periods, the total of troubled debt restructured loans included $77.4 million, $62.8 million and $30.1 million, respectively, that were not included as non-performing loans in the table on page 12 since they are performing under renegotiated contractual terms.

As of September 30, 2009, loans between 30 and 89 days past due and still accruing interest amounted to $135.8 million, compared to $76.9 million and $126.1 million as of June 30, 2009 and December 31, 2008, respectively.  When comparing the third quarter of 2009 with the previous quarter, this increase was mainly concentrated in our commercial loan portfolio, as a result of the continued distressed economic environment.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $46.0 million as of September 30, 2009, compared to $42.7 million and $41.6 million as of June 30, 2009 and December 31, 2008, respectively.  The allowance for loan and lease losses was affected by net charge-offs, non-performing loans, loan portfolio balance, and also by the provision for loan and lease losses.  As previously mentioned, the increase in net charge-offs experienced during the third quarter of 2009, primarily on construction loans, and the continued distressed economic conditions, decreases in property values and low demand on certain areas, required the increase of specific and general allowances, primarily in our commercial and construction loan portfolios, as previously mentioned.

For the general portion of our allowance, we follow a consistent procedural discipline and account for loan and lease loss contingencies in accordance with FASB ASC 450, “Contingencies.” Also, another component is used in the evaluation of the adequacy of our general allowance to measure the probable effect that current internal and external environmental factors could have on the historical loss factors currently in use.

In addition to our general portfolio allowances, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss has been incurred.  These specific allowances are determined following a consistent procedural discipline in accordance with FASB ASC 310-10-35, “Receivables – Overall – Subsequent Measurement.”  For impaired commercial and construction business relationships with aggregate balances exceeding $250,000, we measure the impairment following the guidance of FASB ASC 310-10-35.

The allowance for loan and lease losses represents 2.81% of total loans as of September 30, 2009.  More details are discussed further in the Provision for Loan and Lease Losses and the Asset Quality and Delinquency sections of this document.

Deposits and Borrowings

Total deposits amounted to $2.152 billion as of September 30, 2009, compared to $2.084 billion as of December 31, 2008.  This $68.1 million increase was mainly attributable to a net effect of a $105.7 million decrease in broker deposits and a $178.4 million increase in jumbo and regular time deposits.

The fierce competition for local deposits continues due in part to the lingering recession and low savings habits among Puerto Rico residents.  As a result, we, like many of our peers, pay rates on our local deposits that are generally higher than the rates paid on similar deposits in the United States.  In addition, we rely heavily on certain wholesale funding sources, such as brokered deposits, to meet our ongoing liquidity needs.  As of September 30, 2009, brokered deposits amounted to $1.318 billion, or approximately 61.24% of our total deposits, compared to $1.424 billion, or approximately 68.31% of our total deposits, as of December 31, 2008.  Due to the issuance of our recent regulatory order to cease and desist, we are currently restricted from accepting brokered deposits as a funding source unless we obtain a waiver from the FDIC.  We have applied for and have received a waiver from the FDIC that allows us to continue to accept, renew and/or roll over brokered deposits through November 30, 2009, subject to an aggregate cap of $79.0 million, as discussed further in the Recent Developments section of this document.

From June 30, 2009 through September 30, 2009, the date that we received our waiver from the FDIC to accept, renew or roll over brokered deposits, we were able to replace a significant portion of our brokered deposits that matured during this period with additional statewide deposits.  Nevertheless, we can make no assurances that we will be able to maintain this replacement rate in the future and expect that higher competition levels for local deposits will dictate a more lengthy process for reducing our reliance on these funding sources.

In the event that we are unable to secure an additional waiver from the FDIC, we will be unable to replace our brokered deposits as they continue to mature on a monthly basis.  Absent an additional FDIC waiver past November 30, 2009, we will be unable to replace approximately $435.9 million in brokered deposits, representing approximately 33% of our total brokered deposits as of September 30, 2009, that are currently scheduled to expire through the end of the first quarter of 2010.

As of September 30, 2009, other borrowings amounted to $489.6 million, compared to $592.5 million as of December 31, 2008.  This decrease in other borrowings was mainly attributable to our strategy of focusing on other funding alternatives to lower our cost of funds.   Other borrowings are concentrated in securities sold under agreements to repurchase, which amounted to $468.7 million and $556.5 million as of September 30, 2009 and December 31, 2008, respectively, and a note payable to Statutory Trust amounting to $20.6 million as of the end of these periods.

Stockholders’ Equity

Our stockholders’ equity decreased to $138.9 million as of September 30, 2009, from $156.6 million as of December 31, 2008, representing an annualized decrease of 15.06%.  Besides losses from operations, which amounted to a net loss of $16.0 million and $11.3 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively, the stockholders’ equity was impacted by accumulated other comprehensive losses of $13.9 million as of September 30, 2009, compared to $12.4 million as of December 31, 2008.

EuroBancshares, as a bank holding company, must maintain a minimum leverage and Tier 1 ratio of 4.0% and a total risk-based capital ratio of 8.0% in order to be considered “adequately capitalized” under the regulatory framework.  There is no “well capitalized” requirement for bank holding companies.  As of September 30, 2009, EuroBancshares’ leverage, Tier 1 and total risk-based capital ratios were 5.49%, 8.79% and 10.05%, respectively, compared to 5.66%, 8.45% and 9.71% as of the previous quarter.

In order to be considered “well capitalized” under the regulatory framework, Eurobank must maintain a minimum leverage ratio of 5.0%, a Tier 1 ratio of 6.0% and a total risk-based capital ratio of 10.0%.  As of September 30, 2009, Eurobank’s leverage, Tier 1 and total risk-based capital ratios were 5.50%, 8.81% and 10.06%, respectively, compared to 5.66%, 8.46% and 9.71% as of the previous quarter.  Although Eurobank’s regulatory capital ratios currently exceed the minimum levels required to be “well capitalized” under the regulatory framework for prompt corrective action, we are deemed to be “adequately capitalized” as a result of the recently issued order to cease and desist by the FDIC and the Puerto Rico Office of the Commissioner of Financial Institutions that contains specific capital requirements to meet.  For more information on Eurobank’s capital requirements, please refer to the Regulatory Capital Category caption in the Recent Developments section below.

We continue evaluating opportunities to increase our capital position.

Recent Developments

Regulatory Enforcement Action

On September 1, 2009, Eurobank consented to the issuance by the FDIC and the Puerto Rico Office of the Commissioner of Financial Institutions of an order to cease and desist (the “Order”).  Under the terms of the Order, which was issued and became effective on October 9, 2009, Eurobank is required to implement certain corrective and remedial measures under strict time frames that are intended to address various matters including issues related to capital, liquidity and asset quality.   We can offer no assurance that the bank will be able to meet the deadlines imposed by the Order.  The Order will remain in effect until modified, terminated, suspended or set aside by the FDIC.

EBS Overseas, Inc., a Puerto Rico international banking entity and wholly-owned subsidiary of Eurobank, is a party to certain repurchase agreements involving various mortgage backed securities and collateralized mortgage obligations.  Certain of these agreements are guaranteed by Eurobank.  As of September 30, 2009, EBS Overseas’ repurchase obligations totaled $316.3 million.  Under certain of these repurchase agreements, the issuance of the Order and Eurobank’s regulatory capital category may constitute an event of default or termination event that could require the early repurchase of the securities sold under the repurchase agreements at a substantial premium.  The early repurchase of securities sold under these repurchase agreements could result in an estimated repurchase premium of approximately $18.2 million.

In addition to the FDIC Order, we have entered into a Written Agreement with the Federal Reserve Bank of New York effective as of September 30, 2009.  Under the terms of the Written Agreement, we have agreed to take certain actions that are designed to maintain our financial soundness so that we may continue to serve as a source of strength to Eurobank.  Among other things, the Written Agreement requires prior approval relating to the payment of dividends and distributions, incurrence of debt, and the purchase or redemption of stock.  In addition, we are required to submit a capital plan and maintain regular reporting to the Federal Reserve during the term of the agreement.  We can offer no assurance that we will be able to meet the deadlines imposed by the Written Agreement.

We suspended dividend payments on our Series A Preferred Stock beginning in the second quarter of 2009 and we are prohibited from paying such dividends on our preferred stock under the terms of our Written Agreement with the Federal Reserve without their prior written approval.  While dividends on our Series A Preferred Stock are noncumulative, meaning that dividends do not accrue and accumulate if we do not pay them, holders of our Series A Preferred Stock are granted certain rights in the event that we do not pay dividends on our Series A Preferred Stock for an extended period of time.  Specifically, if we do not pay dividends on our Series A Preferred Stock for a period of 18 consecutive months, holders of our Series A Preferred Stock will be entitled to elect two individuals to our Board of Directors.  The holders of our Series A Preferred Stock would retain the ability to have such representation on our Board of Directors until such time as we paid dividends on our Series A Preferred Stock for 12 consecutive months.  Therefore, if we do not receive written approval of the Federal Reserve and resume dividend payments on our Series A Preferred Stock, the holders of such stock may be able to alter the composition of our Board of Directors.

In addition, in the second quarter of 2009, we announced that we are deferring interest payments on our 2002 junior subordinated debentures and intend to do so for an indefinite period of time.  We are prohibited from making payments of principal and interest on our subordinated debentures under the terms of our Written Agreement with the Federal Reserve without their prior written approval.  We are permitted under the terms of our 2002 junior subordinated debentures to defer interest payments for up to five years without triggering a default.

The Order and the Written Agreement will remain in effect until modified, terminated, suspended or set aside by the FDIC or the Federal Reserve, as applicable.  Our failure or inability to comply with these regulatory enforcement actions could subject us, the bank and our respective directors to additional regulatory actions and could result in the forced disposition of the bank.  Generally, these enforcement actions will be lifted only after subsequent examinations substantiate complete correction of the underlying issues.

Eurobank continues to be subject to our Order to Cease and Desist issued by the FDIC on March 13, 2007, relating to certain deficiencies identified with respect to its Bank Secrecy Act/Anti-Money Laundering Compliance Program.

Regulatory Capital Category

The Order requires Eurobank to maintain a ratio of Tier 1 capital to total assets of at least 6.5% as of December 31, 2009 and 7.0% as of March 31, 2010, and a ratio of qualifying total capital to risk-weighted assets of at least 11.0% as of December 31, 2009.  As of September 30, 2009, Eurobank’s ratios of Tier 1 capital to total assets and qualifying total capital to risk-weighted assets were 5.50% and 10.06%, respectively.  Although Eurobank’s regulatory capital ratios currently exceed the minimum levels required to be “well capitalized” under the regulatory framework for prompt corrective action, we are deemed to be “adequately capitalized” as a result of our order of cease and desist, as previously mentioned.

Brokered Deposits

Regardless of our capital position, the Order currently restricts us from using brokered deposits as a funding source unless we obtain a waiver from the FDIC.  We have applied for and have received a waiver from the FDIC that allows us to continue to accept, renew and/or roll over brokered deposits through November 30, 2009, subject to an aggregate cap of $79.0 million.  To continue to accept, renew and/or roll over brokered deposits after November 30, 2009 or for amounts in excess of $79.0 million, we will be required to obtain an additional waiver from the FDIC and we can make no assurances that such a waiver will be granted.  In addition, we can make no assurances that we will be able to accept, renew or roll over brokered deposits in such amounts and at such rates that are consistent with our past results.  These restrictions could materially and adversely impact our ability to generate sufficient deposits to maintain an adequate liquidity position and could cause us to experience a liquidity failure.

Pricing on Deposits

Section 29 of the Federal Deposit Insurance Act (“FDIA”) limits the use of brokered deposits by institutions that are less than “well-capitalized” and allows the FDIC to place restrictions on interest rates that institutions may pay.  On May 29, 2009, the FDIC approved a final rule to implement new interest rate restrictions on institutions that are not “well capitalized.”  The rule limits the interest rate paid by such institutions to 75 basis points above a national rate, as derived from the interest rate average of all institutions.  If an institution could provide evidence that its local rate is higher, the FDIC may permit that institution to offer the higher local rate plus 75 basis points.  Because the local rates in Puerto Rico are significantly higher than the national rate, we intend to apply to the FDIC for permission to offer rates based on our higher local rates but we can make no assurances that such permission will be granted.  Although the rule is not effective until January 1, 2010, the FDIC has stated that it will not object to the rule’s immediate application.  The failure of the FDIC to recognize the significant disparity between the local and national rates for Puerto Rico institutions is likely to significantly impair our liquidity position.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified bank holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and EuroSeguros, a wholly-owned insurance agency subsidiary of Eurobank.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

September 30, 2009 and December 31, 2008

	2009	2008
Assets
Cash and cash equivalents
Cash and due from banks	$254,171,013	$43,275,239
Interest bearing deposits	400,000	400,000
Federal funds sold	—	44,470,925

Total cash and cash equivalents	254,571,013	88,146,164
Securities purchased under agreements to resell	21,027,247	24,486,774
Investment securities available for sale	814,444,679	751,016,565
Investment securities held to maturity	—	132,798,181
Other investments	10,996,000	14,932,400
Loans held for sale	78,219	1,873,445
Loans, net of allowance for loan and lease losses of $45,969,169 in 2009 and $41,639,051 in 2008	1,589,155,888	1,740,539,113
Accrued interest receivable	13,827,991	14,614,445
Customers’ liability on acceptances	532,636	405,341
Premises and equipment, net	33,827,756	34,466,471
Deferred tax assets, net	27,840,459	23,825,896
Other assets	40,606,887	33,324,128
Total assets	$2,806,908,775	$2,860,428,923
Liabilities and Stockholders’ Equity

Deposits:
Noninterest bearing	$101,473,113	$108,645,242
Interest bearing	2,050,969,974	1,975,662,802

Total deposits	2,152,443,087	2,084,308,044

Securities sold under agreements to repurchase	468,675,000	556,475,000
Acceptances outstanding	532,636	405,341
Advances from Federal Home Loan Bank	354,494	15,398,041
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	13,268,954	16,073,737
Accrued expenses and other liabilities	12,129,169	10,579,960
	2,668,022,340	2,703,859,123
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2009 and 2008 (aggregate liquidation preference value of $10,763,425)	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000 shares; issued: 20,439,398 shares in 2009 and 2008; outstanding: 19,499,215 shares in 2009 and 19,499,515 shares in 2008	204,394	204,394
Capital paid in excess of par value	110,219,541	110,109,207
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	33,497,668	49,773,573
Treasury stock, 940,183 shares in 2009 and 939,883 in 2008, at cost	(9,918,147)	(9,916,962)
Accumulated other comprehensive loss:
Unrealized loss on available for sale securities	744,754	(12,392,943)
Other-than-temporary impairment losses for which a portion has been recognized in earnings	(14,654,306)	—
Total stockholders’ equity	138,886,435	156,569,800
Total liabilities and stockholders’ equity	$2,806,908,775	$2,860,428,923

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

For the three-month periods ended September 30, 2009 and 2008 and June 30, 2009, and nine-month periods ended September 30, 2009 and 2008

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2009	2008	2009	2009	2008
Interest income:
Loans, including fees	$22,368,006	$28,963,623	$23,025,962	$69,993,872	$90,827,873
Investment securities:
Taxable	4,745	2,375	1,912	8,604	7,605
Exempt	8,981,415	10,939,820	10,119,844	30,620,321	31,254,046
Interest bearing deposits, securities purchased under agreements to resell, and other	220,424	344,071	200,060	499,274	1,142,709
Total interest income	31,574,590	40,249,889	33,347,778	101,122,071	123,232,233

Interest expense:
Deposits	16,553,934	19,252,420	17,143,727	51,239,980	61,634,650
Securities sold under agreements to repurchase, notes payable, and other	4,476,193	5,226,505	4,416,595	13,512,691	15,889,775
Total interest expense	21,030,127	24,478,925	21,560,322	64,752,671	77,524,425
Net interest income	10,544,463	15,770,964	11,787,456	36,369,400	45,707,808
Provision for loan and lease losses	17,588,000	7,980,000	12,707,000	35,984,000	25,799,800
Net interest (expense) income after provision for loan and lease losses	(7,043,537)	7,790,964	(919,544)	385,400	19,908,008

Noninterest income:
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,876,421)	—	(1,791,876)	(19,159,516)	—
Portion of loss recognized in other comprehensive income	1,625,834	—	(883,876)	15,425,585	—
Net impairment losses recognized in earnings	(250,587)	—	(2,675,752)	(3,733,931)	—
Net gain on sale of securities	9,391,228	190,956	3,526,781	16,954,397	190,956
Service charges – fees and other	2,330,253	2,466,422	2,059,174	6,514,306	8,108,250
Net loss on sale of repossessed assets and on disposition of other assets	6,963	(279,595)	(108,145)	(314,906)	(399,074)
Net gain on sale of loans and leases	387,267	47,726	18,847	1,201,685	1,399,864
Total noninterest income	11,865,124	2,425,509	2,820,905	20,621,551	9,299,996

Noninterest expense:
Salaries and employee benefits	4,563,330	5,102,149	4,685,863	14,051,332	15,999,202
Occupancy, furniture and equipment	2,622,348	2,936,293	2,490,437	7,660,882	8,636,904
Professional services	2,171,233	1,408,797	1,704,644	5,432,352	3,893,036
Insurance	2,520,212	970,878	4,373,530	8,068,311	2,253,646
Promotional	90,911	153,458	135,601	344,429	734,131
Other	2,176,124	2,885,356	2,666,015	7,123,111	7,837,782
Total noninterest expense	14,144,158	13,456,931	16,056,090	42,680,417	39,354,701
Income (loss) before income taxes	(9,322,571)	(3,240,458)	(14,154,729)	(21,673,466)	(10,146,697)

Income tax benefit	(1,905,773)	(2,452,507)	(2,558,816)	(5,705,686)	(6,592,515)
Net income (loss)	$(7,416,798)	$(787,951)	$(11,595,913)	$(15,967,780)	$(3,554,182)

Basic earnings (loss) per share	$(0.38)	$(0.05)	$(0.60)	$(0.83)	$(0.21)

Diluted earnings (loss) per share	$(0.38)	$(0.05)	$(0.60)	$(0.83)	$(0.21)

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	As of
	September 30,		June 30,	December 31,
	2009	2008	2009	2008

Loan Mix

Loans secured by real estate
Commercial and industrial	$867,628	$853,682	$857,098	$851,494
Construction	195,843	209,509	234,338	220,579
Residential mortgage	135,015	125,167	130,144	125,557
Consumer	2,452	2,564	2,483	2,445
	1,200,938	1,190,922	1,224,063	1,200,075

Commercial and industrial	204,734	275,146	221,625	263,332
Consumer	43,520	51,718	45,510	49,415
Lease financing contracts	184,875	287,801	215,743	267,325
Overdrafts	1,708	2,508	1,522	2,146
Total	1,635,775	1,808,095	1,708,463	1,782,293

Deposit Mix

Noninterest-bearing deposits	101,473	111,654	100,731	108,645
Now and money market	60,578	61,318	63,443	59,309
Savings	105,797	110,843	105,237	104,424
Broker deposits	1,318,098	1,385,816	1,389,765	1,423,814
Regular CD's & IRAS	160,116	102,393	129,712	109,732
Jumbo CD's	406,381	253,520	289,819	278,384
Total	2,152,443	2,025,544	2,078,707	2,084,308

Balance Sheet Data (at end of period)

Total assets	2,806,909	2,784,422	2,738,100	2,860,429
Total investments	825,441	827,114	698,793	898,747
Loans and leases, net of unearned	1,635,203	1,808,788	1,708,912	1,784,052
Allowance for loan and lease losses	45,969	33,643	42,729	41,639
Total deposits	2,152,443	2,025,544	2,078,707	2,084,308
Other borrowings	489,648	573,746	492,663	592,492
Preferred stock	10,763	10,763	10,763	10,763
Shareholders' equity	138,886	156,129	139,983	156,570

Capital Ratios

Leverage ratio	5.49%	6.89%	5.66%	6.55%
Tier 1 risk-based capital	8.79	9.52	8.45	8.99
Total risk-based capital	10.05	10.78	9.71	10.25

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarters Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008

Common Share Data

Average shares outstanding - basic	19,499,215	19,499,967	19,499,403	19,499,377	19,391,333
Average shares outstanding - assuming dilution	19,499,215	19,499,967	19,499,403	19,499,377	19,397,259
Number of shares outstanding at end of period	19,499,215	19,499,515	19,499,215	19,499,215	19,499,515
Book value per common share	$6.57	$7.45	$6.63	$6.57	$7.45

Balance Sheet Data (average balances)

Total assets	2,806,795	2,797,116	2,832,651	2,811,814	2,790,981
Loans and leases, net of unearned	1,688,350	1,827,049	1,732,373	1,732,306	1,846,315
Interest-earning assets(1)	2,679,905	2,678,080	2,708,018	2,687,322	2,675,327
Interest-bearing deposits	2,044,802	1,915,053	2,064,798	2,026,496	1,903,138
Other borrowings	492,186	578,831	493,217	511,327	569,510
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	141,047	161,723	148,862	146,373	173,396

Other Financial Data

Total interest income	31,575	40,250	33,348	101,122	123,232
Total interest expense	21,030	24,479	21,561	64,753	77,524
Provision for loan and lease losses	17,588	7,980	12,707	35,984	25,800
OTTI losses recognized in earnings	(251)	-	(2,676)	(3,734)	-
Gain on sale of securities	9,391	191	3,527	16,955	191
Services charges - fees and other	2,330	2,466	2,059	6,514	8,108
Gain on sale of loans	387	48	19	1,202	1,400
Net loss on sale of other assets	7	(280)	(108)	(315)	(399)
Non-interest expense	14,144	13,457	16,056	42,680	39,355
Tax benefit	(1,906)	(2,453)	(2,559)	(5,706)	(6,593)
Net income (loss)	(7,417)	(788)	(11,596)	(15,968)	(3,554)
Dividends on preferred stock	-	188	124	308	559
Nonperforming assets	223,150	175,156	208,828	223,150	175,156
Nonperforming loans	206,862	162,709	196,106	206,862	162,709
Net charge-offs	14,348	4,493	9,324	31,654	20,294

Performance Ratios

Return on average assets(2)	(1.06)%	(0.11)%	(1.64)%	(0.76)%	(0.17)%
Return on average common equity(3)	(22.77)	(2.09)	(33.59)	(15.70)	(2.91)
Net interest spread(4)	1.55	2.26	1.76	1.82	2.08
Net interest margin(5)	1.74	2.57	1.97	2.02	2.44
Efficiency ratio(6)	60.10	68.56	99.63	69.55	67.54
Earnings (loss) per common share - basic	$(0.38)	$(0.05)	$(0.60)	$(0.83)	$(0.21)
Earnings (loss) per common share - diluted	(0.38)	(0.05)	(0.60)	(0.83)	(0.21)

Asset Quality Ratios

Nonperforming assets to total assets	7.95%	6.29%	7.63%	7.95%	6.29%
Nonperforming loans to total loans	12.65	9.00	11.48	12.65	9.00
Allowance for loan and lease losses to total loans	2.81	1.86	2.50	2.81	1.86
Net loan and lease charge-offs to average loans	3.40	0.98	2.15	2.44	1.47
Provision for loan and lease losses to net loan and lease charge-offs	122.58	177.61	136.28	113.68	127.13

(1)
Includes nonaccrual loans, which balance as of the periods ended September 30, 2009 and 2008, June 30, 2009 and December 31, 2008 was $174.2 million, $92.3 million, $162.4 million and $141.3 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.